.
FORM OF CERTIFICATION TO BE
PROVIDED BY THE SUB-SERVICER
Re:
UBS-Barclays Commercial Mortgage Trust 2012-C2, Commercial Mortgage
Pass-Through Certificates, Series 2012-C2
I,
Michael Heagerty, a Principal of NRC Group, Inc. (the "Sub-Servicer"), certify to Wells Fargo Bank, National Association, as Master Servicer (the "Master Servicer") under the
Pooling and Servicing Agreement and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Letter Agreement dated
July 17, 2012 relating to the referenced matter (the "Sub-Servicing Agreement")) that:
(a)
a review of the activities of the Sub-Servicer during the preceding calendar year, (during the period from the Closing Date to December 31, 2012) and of its performance under the Sub-Servicing Agreement has been made under such my supervision, and
(b)
to the best of my knowledge, based on such review, the Sub-Servicer has fulfilled all of its obligations under the Sub-Servicing Agreement in all material respects throughout such time period.

This certification may be referred to and relied upon by the Master Servicer in providing any certifications, and otherwise performing its obligations under, Section 10.11 of the
Pooling and Servicing Agreement. This certificate may not be relied upon by the Master
Servicer for any other purpose and may not be used, circulated to, or relied upon by any other person.

Date: February 25, 2013

NRC Group, Inc.

By: /s/ Michael Heagerty
Michael Heagerty, Principal